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                                                                    EXHIBIT 10.4

                           SHAMROCK LOGISTICS GP, LLC

                         YEAR 2001 ANNUAL INCENTIVE PLAN


1.       INTENT.

         The purpose of the Year 2001 Annual Incentive Plan (the "Plan") is to motivate management and the employees of Shamrock Logistics GP, LLC (the "Company") and its affiliates who perform services for Shamrock Logistics, L.P., a Delaware limited partnership, and its subsidiaries (the "Partnership") to collectively produce outstanding results, encourage superior performance, increase productivity, and aid in the retention of key employees.

2.       PLAN GUIDELINES.

         The administration of the Plan and any potential awards granted pursuant to the Plan is subject to the determination by the Company's Board of Directors and/or its Compensation Committee (collectively, the "Compensation Committee") that the performance goals for the applicable period have been achieved. The Company's Compensation Committee will review the Partnership's performance results for the designated performance period, and thereafter will determine whether or not to approve awards under Awards under the Plan.

3.       PERFORMANCE TARGETS.

          3.1 Designation of Performance Targets. The Company's President shall recommend, subject to the Compensation Committee's approval, the "performance measures" and "performance targets" to be used for each calendar year (a "Plan Year"). Satisfactory results, as determined by the Compensation Committee in its sole discretion, must be achieved in order for an award to be made pursuant to the Plan.

          3.2 Equitable Adjustment to Performance Targets. At its discretion, the Compensation Committee may adjust actual performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the Compensation Committee when the performance measures and targets were set.

4.       PARTICIPANTS.

         The Compensation Committee, in consultation with the Company's President, will designate members of management and employees of the Company and its affiliates as eligible to participate in the Plan. Said designated employees shall be referred to as "Participants."

5.       PARTICIPATION LEVELS.
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         A Participant's designated level of participation in the Plan will be determined under criteria established or approved by the Compensation Committee for that Plan Year or designated performance period. Levels of participation in the Plan may vary according to a Participant's position and the relative impact he can have on the Company's and/or affiliates' operations. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of awards need not be the same respecting each Participant.

6.       AWARD PAYOUT.

         Awards typically will be determined after the end of the Plan Year or designated performance period. Awards are paid in cash annually, unless otherwise determined by the Compensation Committee. The payment of any awards is conditioned on the Company's earnings and financial condition.

7.       TERMINATION OF EMPLOYMENT.

         Termination of a Participant's employment for any reason prior to payout of an award under the Plan will result in the Participant's forfeiture of any right, title or interest in any such award, unless and to the extent waived by the Compensation Committee in its discretion.

8.       AMENDMENT AND TERMINATION.

         The Company's Compensation Committee, at its sole discretion, may amend the Plan or terminate the Plan at any time.

9.       INDEMNIFICATION.

         Neither the Company, any participating affiliate, nor the Board of Directors, or any member or any committee thereof, of the Company or any participating affiliate, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company's Board of Directors, the Compensation Committee and/or the employees of the Company or any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel's fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

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10.      GENERAL PROVISIONS.

         10.1 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to terminate a Participant's employment, with or without cause.

         10.2 Interests Not Transferable. Except as to withholding of applicable taxes and deductions, no benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

         10.3 Controlling Law. To the extent not superseded by federal law, the law of the State of Delaware shall be controlling in all matters relating to the Plan.

         10.4 Severability. If any Plan provision or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

         10.5 No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

         10.6 Headings. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

         10.7 Tax Withholding. The Company and/or any participating affiliate may deduct from any payment otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.